Exhibit 99.1

VAALCO ENERGY RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE

HOUSTON – JUNE 30, 2017 – VAALCO Energy, Inc. (NYSE: EGY) announced today that it had received notification on June 28, 2017, from the New York Stock Exchange (“NYSE”) that the price of the Company’s common stock has fallen below the NYSE’s continued listing standard.  The NYSE requires that the average closing price of a listed company’s common stock not be less than $1.00 per share for a period of over 30 consecutive trading days.

Under NYSE rules, the Company can avoid delisting if, during the six month period following receipt of the NYSE notice and on the last trading day of any calendar month, the Company’s common stock price per share and 30 trading-day average share price is at least $1.00.  During this period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

The Company will be notifying the NYSE of its intent to regain compliance with the NYSE continued listing standards within the six-month period.    The Company is committed to working with the NYSE to regain compliance and maintain the listing of its common stock.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Forward Looking Statements

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for liquidity and capital resources, future drilling, completion, workover and other operations and activities. All statements, other than statements of historical facts, included in this release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes. These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2016, subsequent quarterly reports on Form 10-Q, and other reports filed with the SEC. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact

Phil Patman 713-623-0801